Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-178833) on Form N-1A of HCM Defender 100 Index ETF and HCM Defender 500 Index ETF, each a separate series of the Northern Lights Fund Trust III, of our report dated August 30, 2021 relating to our audits of the financial statements and financial highlights, which appear in the June 30, 2021 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Fund Service Providers”, “Financial Highlights,” "Independent Registered Public Accounting Firm", “Policies and Procedures for Disclosure of Portfolio Holdings” and “Financial Statements” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

October 21, 2021